EXHIBIT 99.1

McGrath RentCorp Announces Results for Second Quarter 2013

Rental revenues increase 4%

EPS decreases 10% to $0.38 for the Quarter

LIVERMORE, Calif., July 31, 2013 (GLOBE NEWSWIRE) -- McGrath RentCorp (Nasdaq:MGRC) (the "Company"), a diversified business to business rental company, today announced revenues for the quarter ended June 30, 2013, of $87.1 million, an increase of 4%, compared to $83.8 million in the second quarter of 2012. The Company reported net income of $9.8 million, or $0.38 per diluted share for the second quarter of 2013, compared to net income of $10.5 million, or $0.42 per diluted share, in the second quarter of 2012.

Dennis Kakures, President and CEO of McGrath RentCorp, made the following comments regarding these results and future expectations:

"Although we are disappointed that Company-wide rental revenues increased by only 4% and EPS declined by 10% from a year ago, we are pleased with the underlying favorable business activity levels and momentum we are seeing overall in our rental business portfolio. The primary factor for the quarterly earnings shortfall of $0.04 from a year ago was higher inventory center expenses in our modular division for the preparation of equipment related to increased order activity levels, and secondarily, lower results at Enviroplex.

Rental revenues at Adler Tank Rentals, our tank and box division, increased by $1.7 million, or 11%, to $17.7 million from a year ago. Despite this positive growth, these results were significantly below our internal projections. This shortfall was chiefly related to various large rental projects coming off rent over the first half of 2013. We also were impacted negatively by a much more competitive gas and oil shale fracking rental market, specifically for 21K standard tanks. This impacted both rental rates and rental terms negatively. For the first half of 2013, first month's rent and units booked were actually up 43% and 45% respectively, over 2012 levels.  Additionally, second quarter 2013 first month's rent and units booked were up sequentially from the first quarter of 2013, 34% and 31% respectively.  However, these strong increases in new business activity were partially offset by higher than expected equipment returns.  Ending second quarter 2013 equipment utilization increased to 68.7% from 67.5% a year ago, and 63.5% at the end of the first quarter 2013.  The dollar value of equipment on rent at the end of the second quarter of 2013 increased to $181.4 million from $153.0 million a year ago, and $162.6 million at the end of the first quarter of 2013.

Despite an 11% increase in rental revenues for the second quarter of 2013 from a year ago, Adler divisional income from operations for the quarter was flat at $7.3 million compared to the same period in 2012.  This is chiefly due to higher inventory center labor and material costs to process increased levels of outgoing equipment; costs to support geographic expansion and infrastructure investment primarily in filling key sales, management and operations staff roles, as well as in establishing new facilities; and sales bonus costs associated with increased booking levels, all as a percentage of rents.

TRS-RenTelco, our electronics division, rental revenues for the quarter increased by $0.5 million, or 2%, to $25.3 million from a year ago. Divisional income from operations increased by $0.7 million, or 8%, to $9.1 million for the quarter.  The higher percentage increase in profitability as compared to rental revenues was related to higher gross profit on equipment sales, and lower SG&A and laboratory expenses, both as a percentage of rental revenues, from a year ago.  Our results for TRS-RenTelco continue to reflect its discipline in strategic focus, strong brand following, operational efficiencies and very experienced workforce.

Modular division rental revenues for the quarter increased by $0.4 million, or 2%, to $20.0 million from a year ago. This was the highest year over year percentage increase in quarterly rental revenues since the second quarter of 2008, five years ago, at the beginning of the Great Recession. Rental revenues also increased sequentially in the second quarter from the first quarter of 2013 by $0.6 million, or 3.3%.  During the second quarter we experienced an 8% increase in division-wide year over year first month's rental revenue bookings for modular buildings with an increase of 12% outside of California, and 1% within the state.  Over the first six months of 2013, we experienced a 20% increase in division-wide year over year first month's rental revenue bookings for modular buildings with an increase of 35% in our markets outside of California, and flat within the state. Many of these booked orders shipped either late in the second quarter, or will ship in the third quarter of 2013, and thus are not fully reflected in our quarterly rental revenue levels to date.  Modular division ending utilization for the second quarter of 2013 was 67.6% compared to 65.6% a year ago, and 66.1% at the end of the first quarter of 2013.  The business activity and opportunity levels in our Texas, Florida, California and Mid-Atlantic modular building markets during the first half of 2013 are collectively the strongest that we've experienced in half a decade, and we are seeing this strength continue in the third quarter.  We are also beginning to see rental rates rise for various sized products in all of our markets as demand exceeds readily available supply.

Modular division income from operations for the quarter decreased by $1.1 million, or 29%, to $2.7 million, from a year ago.  The reduction in operating income is primarily due to the increase in the overall divisional booking levels and related higher inventory center costs for labor and materials to prepare and modify equipment for rental.  This is compounded by needing to redeploy various rental assets that have been sitting idle for extended time frames which tend to have higher processing costs than inventory that turns more frequently. In fact, inventory center costs primarily for equipment preparation of booked orders were approximately $2.0 million higher in the second quarter of 2013 than for the same period in 2012.  We expense the great majority of these costs in the quarter in which they are incurred; however, we benefit from the associated rental revenue stream from such expenditures in the quarters ahead.  We also had higher SG&A expenses during the quarter from a year ago primarily related to increased sales and operations staff levels to support the recovery of our modular rental business. Finally, some of these increased costs were offset by higher gross profit on rental related services, and to a lesser extent, higher gross profit on sales of equipment, from a year ago.

Our portable storage business continued to make good progress during the quarter in building its customer following, increasing booking levels and growing rental revenues from a year ago.  Rental revenues for the second quarter of 2013 grew by 28% and income from operations also grew favorably from a year ago.  We are continuing to execute on our plans for a larger geographic footprint for our storage container rental business.  We believe that our portable storage business can become a meaningful contributor to McGrath RentCorp's overall earnings in the future.

We are lowering full year earnings guidance to a range of $1.65 to $1.80 despite favorable new business activity across all of our rental businesses, as well as utilization gains in both our modular and tank rental businesses.  However, we have limited foresight on when equipment will come off rent.  The equipment returns we experienced in our tank and box rental business over the first half of 2013 have put us at a significant deficit to the rental revenue goals we began the year with. Adler Tank Rentals has also been negatively impacted by lower standard 21K tank rental prices and shorter rental terms when this equipment is serving gas and oil field E&P projects, as compared to a year ago. In addition to the uncertain rental revenue outlook for Adler Tank Rentals, we expect continuing high direct costs of rental operations in our modular business due to increased booking activity, and we are somewhat cautious of the general purpose test equipment rental market related to the continuing Federal sequester's impact at TRS-RenTelco. Consequently, we have tempered our expectations for earnings per share for the rest of 2013.  The rental revenue shortfall with Adler Tank Rentals is the primary reason for adjusting guidance lower for the full year in 2013.  We will work diligently to make up as much of this rental revenue shortfall as possible by year end.

More importantly, we believe each of our four rental businesses are fundamentally sound, strategically well-positioned and well-capitalized, both financially and organizationally, to thrive in the years ahead.  Here's how we support this statement:

1) Modular Buildings - We believe that we are at the beginning of a meaningful recovery for our historical bell cow modular building business.  Booking, rental revenue and utilization levels, as well as both factual and anecdotal regional economic information, reflect this today.  We have significant earnings leverage in rental assets that we already own.  We are the industry leader in key geographies in which we operate, including California, Texas and Florida, the three largest modular classroom and building rental markets in the U.S.

2) Tank & Box Rentals – Through the thick of the Great Recession, we were able to ramp this business well beyond our most optimistic projections.  We have grown our fleet of rental assets from approximately $45 million when we acquired Adler Tank Rentals, to over $250 million today.  We have the youngest, most innovative and safest built rental fleet in the industry today.  We also now have a national footprint to fully leverage in the years ahead.

3) Electronic Test Equipment – TRS-RenTelco is one of the two largest general purpose and communication test equipment rental companies in the Americas.  We have a stellar end market reputation for excellence in the mix and depth of cutting edge technology products, order execution and service, and have the industry's best financial operating metrics.

4) Storage Containers – Our portable storage business unit is small today comparatively to our other rental businesses, but has a very significant growth opportunity going forward.  This was another business that we started at the beginning of the Great Recession. Creating exceptional customer experiences is the key to winning business and increasing market share in this industry, which is a core strength of ours. Mobile Modular Portable Storage became profitable in 2012, and we are moving very quickly to build out a selective national footprint. We are a small fish in a very large sea of opportunity in the portable storage industry.

McGrath RentCorp also has a very strong balance sheet with a funded debt to last twelve months actual adjusted EBITDA ratio of 1.76 to 1, and with current capacity to borrow an additional $251 million under our lines of credit.  We can be very opportunistic in growing our business lines with the availability of such funding.  Finally, we are committed to making each of our rental businesses meaningful in size and earnings contribution, and with the best operating metrics by industry.  We continued to make favorable strides during the second quarter of 2013 towards achieving these goals.

Finally, I realize that my comments above regarding McGrath RentCorp's future outlook are significantly more positive than our actual earnings results for the second quarter, as well as our revised earnings guidance for the remainder of 2013. However, what's most important  is to share as candidly as I can with the investment community on the latest and most relevant facts, trends and other information that I believe will have the most meaningful and long term impact on the Company's earnings trajectory."

All comparisons presented below are for the quarter ended June 30, 2013 to the quarter ended June 30, 2012 unless otherwise indicated.

MOBILE MODULAR

For the second quarter of 2013, the Company's Mobile Modular division reported a 29% decrease in income from operations to $2.7 million.  Rental revenues increased 2% to $20.0 million and other direct costs increased 35% to $7.7 million, which resulted in a decrease in gross profit on rental revenues of 16% to $8.7 million. Sales revenues increased 38% to $2.8 million with gross profit on sales revenues increasing 21% to $0.6 million. Gross margin on sales revenue decreased to 23% from 26%, primarily due to lower margins on new equipment sales in the second quarter of 2013.  Selling and administrative expenses increased 3% to $8.6 million primarily due to increased personnel and benefit costs.

TRS-RENTELCO

For the second quarter of 2013, the Company's TRS-RenTelco division reported an 8% increase in income from operations to $9.1 million. Rental revenues increased 2% to $25.3 million.  The increase in rental revenues together with a 3% decrease in other direct costs to $3.3 million, partly offset by a 4% increase in depreciation to $9.7 million, resulted in an increase in gross profit on rental revenues of 2% to $12.4 million.  Sales revenues increased 47% to $6.6 million. Gross profit on sales increased 10% to $2.5 million, with gross margin decreasing to 38% from 51%, primarily due to lower margins on used equipment sales in the second quarter of 2013.  Selling and administrative expenses decreased 2% to $6.3 million, primarily due to decreased salary and benefit costs related to the exit of the environmental test equipment business in November 2012.

ADLER TANKS

For the second quarter of 2013, the Company's Adler Tanks division reported a 1% decrease in income from operations to $7.3 million. Rental revenues increased 11% to $17.7 million, partly offset by a 55% increase in other direct costs and 19% increase in depreciation to $3.4 million, which resulted in an increase in gross profit on rental revenues of 3% to $11.8 million.  Rental related services revenues increased 30% to $5.3 million, with gross profit on rental related services increasing 45% to $1.5 million.  Selling and administrative expenses increased 15% to $6.1 million, primarily due increased personnel and benefit costs.

OTHER HIGHLIGHTS

  Debt decreased $2.4 million during the quarter to $278.9 million, with the Company's funded debt (notes payable) to equity ratio decreasing from 0.75 to 1 at March 31, 2013 to 0.72 to 1 at June 30, 2013. As of June 30, 2013, the Company had capacity to borrow an additional $251.1 million under its lines of credit.
  Dividend rate increased 2% to $0.24 per share for the second quarter of 2013 compared to the second quarter of 2012.  On an annualized basis, this dividend represents a 2.7% yield on the July 30, 2013 closing price of $34.91.
  Adjusted EBITDA decreased 1% to $38.3 million for the second quarter of 2013 compared to second quarter of 2012. At June 30, 2013, the Company's ratio of funded debt to the last twelve months actual Adjusted EBITDA was 1.76 to 1 compared to 1.77 to 1 at March 31, 2013. Adjusted EBITDA is defined as net income before interest expense, provision for income taxes, depreciation, amortization and non-cash stock-based compensation.  A reconciliation of net income to Adjusted EBITDA and Adjusted EBITDA to net cash provided by operating activities can be found at the end of this release.

You should read this press release in conjunction with the financial statements and notes thereto included in the Company's latest Forms 10-K and 10-Q and other SEC filings. You can visit the Company's web site at www.mgrc.com to access information on McGrath RentCorp, including the latest Forms 10-K and 10-Q and other SEC filings.

FINANCIAL GUIDANCE

The Company revises its previous 2013 full-year earnings guidance range of $1.85 to $1.95 to an updated range of $1.65 to $1.80 per diluted share.

For the full-year 2013, the Company expects 2% to 4% growth in rental operations revenues over 2012. Sales revenue is expected to be approximately 5% lower than 2012, but gross profit from sales is expected to be approximately 10% higher than 2012. Rental equipment depreciation expense is expected to increase to between $67 and $69 million, driven by rental fleet growth. Other direct costs of rental operations are expected to increase from $46 million in 2012 to between $48 and $50 million in 2013. Selling and administrative costs are expected to increase to between $88 and $90 million to support business growth, and continued investment in Adler Tanks and our portable storage initiative. Full year interest expense is expected to be approximately $9 million. The Company expects the 2013 effective tax rate to be 39.2% and the average diluted share count to increase to between 25.6 and 25.8 million shares for the full year. These forward-looking statements reflect McGrath RentCorp's expectations as of July 31, 2013. Actual 2013 full-year earnings per share results may be materially different and affected by many factors, including those factors outlined in the "forward-looking statements" paragraph at the end of this press release.

ABOUT MCGRATH RENTCORP

Founded in 1979, McGrath RentCorp is a diversified business-to-business rental company.  The Company's Mobile Modular division rents and sells modular buildings to fulfill customers' temporary and permanent classroom and office space needs in California, Texas, Florida, and the Mid-Atlantic from Washington D.C. to Georgia.  The Company's TRS-RenTelco division rents and sells electronic test equipment and is one of the leading rental providers of general purpose and communications test equipment in the Americas.  The Company's New Jersey based Adler Tank Rentals subsidiary rents and sells containment solutions for hazardous and nonhazardous liquids and solids with operations today serving key markets throughout the United States.  In 2008, the Company entered the portable storage container rental business in California under the trade name Mobile Modular Portable Storage, and in 2009 expanded this business into Texas and Florida.  For more information on McGrath RentCorp and its operating units, please visit our websites:

Corporate – www.mgrc.com
Tanks and Boxes – www.AdlerTankRentals.com
Modular Buildings – www.MobileModularRents.com
Portable Storage – www.MobileModularRents-PortableStorage.com
Electronic Test Equipment – www.TRS-RenTelco.com
School Facilities Manufacturing – www.Enviroplex.com

CONFERENCE CALL NOTE

As previously announced in its press release of July 10, 2013, McGrath RentCorp will host a conference call at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time) on July 31, 2013 to discuss the second quarter 2013 results. To participate in the teleconference, dial 1-877-941-1427 (in the U.S.), or 1-480-629-9664 (outside the US), or visit the investor relations section of the Company's website at www.mgrc.com. Telephone replay of the call will be available for 7 days following the call by dialing 1-800-406-7325 (in the U.S.), or 1-303-590-3030 (outside the U.S.). The pass code for the call replay is 4627691. In addition, a live audio webcast and replay of the call may be found in the investor relations section of the Company's website at http://mgrc.com/Investor/EventsAndArchive

FORWARD-LOOKING STATEMENTS

Statements in this press release which are not historical facts are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, regarding McGrath RentCorp's business strategy, future operations, financial position, estimated revenues or losses, projected costs, prospects, plans and objectives are forward looking statements. These forward-looking statements appear in a number of places and can be identified by the use of forward-looking terminology such as "may," "will," "should," "expect," "plan," "anticipate," "believe," "estimate," "predict," "future," "intend," "hopes," "goals" or "certain" or the negative of these terms or other variations or comparable terminology. In particular, the statements made in this press release about the following topics are forward looking statements: favorable business activity levels and momentum in the Company's rental business portfolio, belief that the Company's portable storage business can become a meaningful contributor to its overall earnings in the future, positive indicators relating to the Company's four rental businesses, our diligent commitment to make up rental revenue shortfall by year end, and the statements under the heading "Financial Guidance."

Management cautions that forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that could cause our actual results to differ materially from those projected in such forward-looking statements including, without limitation, the following: the continuation of the current recession and financial, budget and credit crises, particularly in California, including the impact on funding for school facility projects and residential and commercial construction sectors, our customers' need and ability to rent our products, and the Company's ability to access additional capital in the current uncertain capital and credit market; the Company's ability to manage operating costs; changes in state funding for education and the timing and impact of federal stimulus monies; the effectiveness of management's strategies and decisions, general economic, stock market and business conditions, including in the states and countries where we sell or rent our products; continuing demand for our products; hiring, retention and motivation of key personnel; failure by third parties to manufacture and deliver our products in a timely manner and to our specifications; the cost of and our ability to successfully implement information system upgrades; our ability to finance expansion and to locate and consummate acquisitions and to successfully integrate such acquisitions; fluctuations in interest rates and the Company's ability to manage credit risk; our ability to effectively manage our rental assets; the risk that we may be subject to litigation under environmental, health and safety and product liability laws and claims from employees, vendors and other third parties; fluctuations in the Company's effective tax rate; changes in financial accounting standards; our failure to comply with internal control requirements; catastrophic loss to our facilities; effect on the Company's Adler Tanks business from reductions to the price of oil or gas and competition in the gas and oil shale fracking rental market; new or modified statutory or regulatory requirements; success of the Company's strategic growth initiatives; risks associated with doing business with government entities; seasonality of our businesses; intense industry competition including increasing price pressure and more competitive contractual terms; our ability to timely deliver, install and redeploy our rental products; significant increases in raw materials, labor, and other costs; and risks associated with operating internationally, including unfavorable exchange rates for the U.S. dollar against our Canadian dollar denominated revenues.

Our future business, financial condition and results of operations could differ materially from those anticipated by such forward-looking statements and are subject to risks and uncertainties including the risks set forth above, those discussed in Part II—Item 1A "Risk Factors" and elsewhere in our Form 10-Q for the quarter ended June 30, 2013 filed with the SEC on July 31, 2013 and in our Form 10-K for the year ended December 31, 2012 filed with the SEC on February 22, 2013, and those that may be identified from time to time in our reports and registration statements filed with the SEC. Forward-looking statements are made only as of the date of this press release and are based on management's reasonable assumptions; however, these assumptions can be wrong or affected by known or unknown risks and uncertainties. Readers should not place undue reliance on these forward-looking statements and are cautioned that any such forward-looking statements are not guarantees of future performance. Except as otherwise required by law, we do not undertake any duty to update any of the forward-looking statements after the date of this press release to conform such statements to actual results or to changes in our expectations.

McGRATH RENTCORP
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands, except per share amounts)	2013	2012	2013	2012

REVENUES
Rental	$ 63,043	$ 60,389	$ 123,644	$ 119,909
Rental Related Services	12,661	11,028	23,506	21,693
Rental Operations	75,704	71,417	147,150	141,602
Sales	10,906	11,830	27,671	19,936
Other	523	518	1,025	1,156
Total Revenues	87,133	83,765	175,846	162,694

COSTS AND EXPENSES
Direct Costs of Rental Operations
Depreciation of Rental Equipment	16,626	15,672	33,228	31,073
Rental Related Services	9,391	9,011	18,313	17,564
Other	13,484	10,718	25,841	21,158
Total Direct Costs of Rental Operations	39,501	35,401	77,382	69,795
Costs of Sales	7,486	7,584	19,320	12,284
Total Costs of Revenues	46,987	42,985	96,702	82,079
Gross Profit	40,146	40,780	79,144	80,615
Selling and Administrative Expenses	21,792	21,163	43,430	42,524
Income from Operations	18,354	19,617	35,714	38,091
Interest Expense	2,157	2,382	4,360	4,555
Income Before Provision for Income Taxes	16,197	17,235	31,354	33,536
Provision for Income Taxes	6,349	6,756	12,291	13,146
Net Income	$ 9,848	$ 10,479	$ 19,063	$ 20,390

Earnings Per Share:
Basic	$ 0.39	$ 0.42	$ 0.76	$ 0.83
Diluted	$ 0.38	$ 0.42	$ 0.74	$ 0.81
Shares Used in Per Share Calculation:
Basic	25,354	24,765	25,180	24,702
Diluted	25,818	25,149	25,617	25,139

Cash Dividends Declared Per Share	$ 0.240	$ 0.235	$ 0.480	$ 0.470

MCGRATH RENTCORP
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

	June 30,	December 31,
(in thousands)	2013	2012

ASSETS
Cash	$ 707	$ 1,612
Accounts Receivable, net of allowance for doubtful accounts of $2,452 in 2013 and $3,000 in 2012	87,286	92,256

Rental Equipment, at cost:
Relocatable Modular Buildings	570,352	551,101
Electronic Test Equipment	264,429	266,934
Liquid and Solid Containment Tanks and Boxes	269,437	254,810
	1,104,218	1,072,845
Less Accumulated Depreciation	(366,582)	(353,992)
Rental Equipment, net	737,636	718,853

Property, Plant and Equipment, net	101,183	101,031
Prepaid Expenses and Other Assets	19,675	19,507
Intangible Assets, net	11,075	11,487
Goodwill	27,700	27,700
Total Assets	$ 985,262	$ 972,446

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
Notes Payable	$ 278,875	$ 302,000
Accounts Payable and Accrued Liabilities	62,538	52,220
Deferred Income	25,936	26,924
Deferred Income Taxes, net	230,134	226,564
Total Liabilities	597,483	607,708

Shareholders' Equity:
Common Stock, no par value -
Authorized -- 40,000 shares
Issued and Outstanding -- 25,623 shares in 2013 and 24,931 shares in 2012	101,711	85,342
Retained Earnings	286,068	279,396
Total Shareholders' Equity	387,779	364,738
Total Liabilities and Shareholders' Equity	$ 985,262	$ 972,446

MCGRATH RENTCORP
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	Six Months Ended June 30,
(in thousands)	2013	2012

CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income	$ 19,063	$ 20,390
Adjustments to Reconcile Net Income to Net Cash Provided by Operating Activities:
Depreciation and Amortization	37,645	35,339
Provision for Doubtful Accounts	911	1,301
Non-Cash Stock-Based Compensation	2,255	2,077
Gain on Sale of Used Rental Equipment	(6,256)	(5,968)
Change In:
Accounts Receivable	4,059	4,968
Prepaid Expenses and Other Assets	(168)	(9,489)
Accounts Payable and Accrued Liabilities	6,148	3,761
Deferred Income	(988)	3,647
Deferred Income Taxes	3,570	9,247
Net Cash Provided by Operating Activities	66,239	65,273

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of Rental Equipment	(56,241)	(73,281)
Purchase of Property, Plant and Equipment	(4,156)	(8,883)
Proceeds from Sale of Used Rental Equipment	14,373	12,206
Net Cash Used in Investing Activities	(46,024)	(69,958)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net Borrowings (Repayments) Under Bank Lines of Credit	(23,125)	11,500
Proceeds from the Exercise of Stock Options	12,716	3,086
Excess Tax Benefit from Exercise and Disqualifying Disposition of Stock Options	1,398	684
Payment of Dividends	(12,109)	(11,474)
Net Cash Provided by (Used in) Financing Activities	(21,120)	3,796

Net Decrease in Cash	(905)	(889)
Cash Balance, beginning of period	1,612	1,229
Cash Balance, end of period	$ 707	$ 340

Interest Paid, during the period	$ 4,331	$ 4,616
Net Income Taxes Paid, during the period	$ 6,779	$ 3,216
Dividends Accrued, during the period, not yet paid	$ 6,327	$ 6,057
Rental Equipment Acquisitions, not yet paid	$ 3,887	$ 9,989

MCGRATH RENTCORP
BUSINESS SEGMENT DATA (unaudited)
Three Months Ended June 30, 2013
(dollar amounts in thousands)	Mobile Modular	TRS- RenTelco	Adler Tanks	Enviroplex	Consolidated
Revenues
Rental	$ 19,959	$ 25,338	$ 17,746	$ —	$ 63,043
Rental Related Services	6,577	746	5,338	—	12,661
Rental Operations	26,536	26,084	23,084	—	75,704
Sales	2,839	6,634	1,199	234	10,906
Other	128	359	36	—	523
Total Revenues	29,503	33,077	24,319	234	87,133

Costs and Expenses
Direct Costs of Rental Operations:
Depreciation of Rental Equipment	3,571	9,658	3,397	—	16,626
Rental Related Services	4,826	704	3,861	—	9,391
Other	7,676	3,255	2,553	—	13,484
Total Direct Costs of Rental Operations	16,073	13,617	9,811	—	39,501
Costs of Sales	2,198	4,096	1,094	98	7,486
Total Costs of Revenues	18,271	17,713	10,905	98	46,987

Gross Profit
Rental	8,712	12,425	11,796	—	32,933
Rental Related Services	1,751	42	1,477	—	3,270
Rental Operations	10,463	12,467	13,273	—	36,203
Sales	641	2,538	105	136	3,420
Other	128	359	36	—	523
Total Gross Profit	11,232	15,364	13,414	136	40,146
Selling and Administrative Expenses	8,571	6,306	6,105	810	21,792
Income (Loss) from Operations	$ 2,661	$ 9,058	$ 7,309	$ (674)	18,354
Interest Expense					2,157
Provision for Income taxes					6,349
Net Income					$ 9,848

Other Information
Average Rental Equipment [1]	$ 540,805	$ 264,472	$260,346
Average Monthly Total Yield [2]	1.23%	3.19%	2.27%
Average Utilization [3]	66.8%	63.5%	65.8%
Average Monthly Rental Rate [4]	1.84%	5.03%	3.45%

1 Average Rental Equipment represents the cost of rental equipment excluding accessory equipment. For Mobile Modular and Adler Tanks, Average Rental Equipment also excludes new equipment inventory.
2 Average Monthly Total Yield is calculated by dividing the averages of monthly rental revenues by the cost of rental equipment, for the period.
3 Average Utilization is calculated by dividing the cost of Average Rental Equipment on rent by the total cost of Average Rental Equipment.
4 Average Monthly Rental Rate is calculated by dividing the averages of monthly rental revenues by the cost of rental equipment on rent, for the period.

MCGRATH RENTCORP
BUSINESS SEGMENT DATA (unaudited)
Three Months Ended June 30, 2012
(dollar amounts in thousands)	Mobile Modular	TRS- RenTelco	Adler Tanks	Enviroplex	Consolidated
Revenues
Rental	$ 19,522	$ 24,855	$ 16,012	$ —	$ 60,389
Rental Related Services	6,080	855	4,093	—	11,028
Rental Operations	25,602	25,710	20,105	—	71,417
Sales	2,061	4,524	529	4,716	11,830
Other	117	371	30	—	518
Total Revenues	27,780	30,605	20,664	4,716	83,765

Costs and Expenses
Direct Costs of Rental Operations:
Depreciation of Rental Equipment	3,485	9,326	2,861	—	15,672
Rental Related Services	5,034	906	3,071	—	9,011
Other	5,706	3,360	1,652	—	10,718
Total Direct Costs of Rental Operations	14,225	13,592	7,584	—	35,401
Costs of Sales	1,531	2,225	382	3,446	7,584
Total Costs of Revenue	15,756	15,817	7,966	3,446	42,985

Gross Profit (Loss)
Rental	10,331	12,169	11,499	—	33,999
Rental Related Services	1,046	(51)	1,022	—	2,017
Rental Operations	11,377	12,118	12,521	—	36,016
Sales	530	2,299	147	1,270	4,246
Other	117	371	30	—	518
Total Gross Profit	12,024	14,788	12,698	1,270	40,780
Selling and Administrative Expenses	8,292	6,409	5,312	1,150	21,163
Income (Loss) from Operations	$ 3,732	$ 8,379	$ 7,386	$ 120	19,617
Interest Expense					2,382
Provision for Income taxes					6,756
Net Income					$ 10,479

Other Information
Average Rental Equipment [1]	$ 520,569	$ 265,793	$218,466
Average Monthly Total Yield [2]	1.25%	3.12%	2.44%
Average Utilization [3]	65.8%	66.0%	70.3%
Average Monthly Rental Rate [4]	1.90%	4.72%	3.48%

1 Average Rental Equipment represents the cost of rental equipment excluding accessory equipment. For Mobile Modular and Adler Tanks, Average Rental Equipment also excludes new equipment inventory.
2 Average Monthly Total Yield is calculated by dividing the averages of monthly rental revenues by the cost of rental equipment, for the period.
3 Average Utilization is calculated by dividing the cost of Average Rental Equipment on rent by the total cost of Average Rental Equipment.
4 Average Monthly Rental Rate is calculated by dividing the averages of monthly rental revenues by the cost of rental equipment on rent, for the period.

MCGRATH RENTCORP
BUSINESS SEGMENT DATA (unaudited)
Six Months Ended June 30, 2013
(dollar amounts in thousands)	Mobile Modular	TRS- RenTelco	Adler Tanks	Enviroplex	Consolidated
Revenues
Rental	$ 39,288	$ 50,179	$ 34,177	$ —	$ 123,644
Rental Related Services	12,491	1,412	9,603	—	23,506
Rental Operations	51,779	51,591	43,780	—	147,150
Sales	6,483	13,476	1,285	6,427	27,671
Other	232	724	69	—	1,025
Total Revenues	58,494	65,791	45,134	6,427	175,846

Costs and Expenses
Direct Costs of Rental Operations:
Depreciation of Rental Equipment	7,089	19,474	6,665	—	33,228
Rental Related Services	9,571	1,328	7,414	—	18,313
Other	14,043	6,480	5,318	—	25,841
Total Direct Costs of Rental Operations	30,703	27,282	19,397	—	77,382
Costs of Sales	4,897	7,551	1,180	5,692	19,320
Total Costs of Revenue	35,600	34,833	20,577	5,692	96,702

Gross Profit
Rental	18,156	24,225	22,194	—	64,575
Rental Related Services	2,920	84	2,189	—	5,193
Rental Operations	21,076	24,309	24,383	—	69,768
Sales	1,586	5,925	105	735	8,351
Other	232	724	69	—	1,025
Total Gross Profit	22,894	30,958	24,557	735	79,144
Selling and Administrative Expenses	17,371	12,400	12,097	1,562	43,430
Income (Loss) from Operations	$ 5,523	$ 18,558	$ 12,460	$ (827)	35,714
Interest Expense					4,360
Provision for Income taxes					12,291
Net Income					$ 19,063

Other Information
Average Rental Equipment [1]	$ 538,147	$ 265,122	$256,300
Average Monthly Total Yield [2]	1.22%	3.15%	2.23%
Average Utilization [3]	66.7%	63.7%	65.5%
Average Monthly Rental Rate [4]	1.82%	4.95%	3.40%

1 Average Rental Equipment represents the cost of rental equipment excluding accessory equipment. For Mobile Modular and Adler Tanks, Average Rental Equipment also excludes new equipment inventory.
2 Average Monthly Total Yield is calculated by dividing the averages of monthly rental revenues by the cost of rental equipment, for the period.
3 Average Utilization is calculated by dividing the cost of Average Rental Equipment on rent by the total cost of Average Rental Equipment.
4 Average Monthly Rental Rate is calculated by dividing the averages of monthly rental revenues by the cost of rental equipment on rent, for the period.

MCGRATH RENTCORP
BUSINESS SEGMENT DATA (unaudited)
Six Months Ended June 30, 2012

(dollar amounts in thousands)	Mobile Modular	TRS- RenTelco	Adler Tanks	Enviroplex	Consolidated
Revenues
Rental	$ 39,413	$ 48,267	$ 32,229	$ —	$ 119,909
Rental Related Services	12,200	1,684	7,809	—	21,693
Rental Operations	51,613	49,951	40,038	—	141,602
Sales	4,288	10,289	636	4,723	19,936
Other	234	862	60	—	1,156
Total Revenues	56,135	61,102	40,734	4,723	162,694

Costs and Expenses
Direct Costs of Rental Operations:
Depreciation of Rental Equipment	6,959	18,610	5,504	—	31,073
Rental Related Services	9,925	1,749	5,890	—	17,564
Other	11,647	6,599	2,912	—	21,158
Total Direct Costs of Rental Operations	28,531	26,958	14,306	—	69,795
Costs of Sales	3,099	5,302	424	3,459	12,284
Total Costs of Revenue	31,630	32,260	14,730	3,459	82,079

Gross Profit (Loss)
Rental	20,807	23,058	23,813	—	67,678
Rental Related Services	2,275	(65)	1,919	—	4,129
Rental Operations	23,082	22,993	25,732	—	71,807
Sales	1,189	4,987	212	1,264	7,652
Other	234	862	60	—	1,156
Total Gross Profit	24,505	28,842	26,004	1,264	80,615
Selling and Administrative Expenses	16,779	13,105	10,409	2,231	42,524
Income (Loss) from Operations	$ 7,726	$ 15,737	$ 15,595	$ (967)	38,091
Interest Expense					4,555
Provision for Income taxes					13,146
Net Income					$ 20,390

Other Information
Average Rental Equipment [1]	$ 518,756	$ 263,324	$209,808
Average Monthly Total Yield [2]	1.27%	3.07%	2.56%
Average Utilization [3]	66.2%	65.9%	73.3%
Average Monthly Rental Rate [4]	1.91%	4.66%	3.49%

1 Average Rental Equipment represents the cost of rental equipment excluding accessory equipment. For Mobile Modular and Adler Tanks, Average Rental Equipment also excludes new equipment inventory.
2 Average Monthly Total Yield is calculated by dividing the averages of monthly rental revenues by the cost of rental equipment, for the period.
3 Average Utilization is calculated by dividing the cost of Average Rental Equipment on rent by the total cost of Average Rental Equipment.
4 Average Monthly Rental Rate is calculated by dividing the averages of monthly rental revenues by the cost of rental equipment on rent, for the period.

Reconciliation of Adjusted EBITDA to the most directly comparable GAAP measures

To supplement the Company's financial data presented on a basis consistent with accounting principles generally accepted in the United States of America ("GAAP"), the Company presents "Adjusted EBITDA", which is defined by the Company as net income before interest expense, provision for income taxes, depreciation, amortization, and non-cash stock-based compensation. The Company presents Adjusted EBITDA as a financial measure as management believes it provides useful information to investors regarding the Company's liquidity and financial condition and because management, as well as the Company's lenders, use this measure in evaluating the performance of the Company.

Management uses Adjusted EBITDA as a supplement to GAAP measures to further evaluate the Company's period-to-period operating performance, compliance with financial covenants in the Company's revolving lines of credit and senior notes and evaluate the Company's ability to meet future capital expenditure and working capital requirements. Management believes the exclusion of non-cash charges, including stock-based compensation, is useful in measuring the Company's cash available for operations and the performance of the Company. Because management finds Adjusted EBITDA useful, the Company believes its investors will also find Adjusted EBITDA useful in evaluating the Company's performance.

Adjusted EBITDA should not be considered in isolation or as a substitute for net income, cash flows, or other consolidated income or cash flow data prepared in accordance with GAAP or as a measure of the Company's profitability or liquidity. Adjusted EBITDA is not in accordance with or an alternative for GAAP, and may be different from non-GAAP measures used by other companies. Unlike EBITDA, which may be used by other companies or investors, Adjusted EBITDA does not include stock-based compensation charges. The Company believes that Adjusted EBITDA is of limited use in that it does not reflect all of the amounts associated with the Company's results of operations as determined in accordance with GAAP and does not accurately reflect real cash flow.  In addition, other companies may not use Adjusted EBITDA or may use other non-GAAP measures, limiting the usefulness of Adjusted EBITDA for purposes of comparison. The Company's presentation of Adjusted EBITDA should not be construed as an inference that the Company will not incur expenses that are the same as or similar to the adjustments in this presentation. Therefore, Adjusted EBITDA should only be used to evaluate the Company's results of operations in conjunction with the corresponding GAAP measures. The Company compensates for the limitations of Adjusted EBITDA by relying upon GAAP results to gain a complete picture of the Company's performance. Because Adjusted EBITDA is a non-GAAP financial measure as defined by the SEC, the Company includes in the tables below reconciliations of Adjusted EBITDA to the most directly comparable financial measures calculated and presented in accordance with GAAP.

Reconciliation of Net Income to Adjusted EBITDA

(dollar amounts in thousands)	Three Months Ended June 30,		Six Months Ended June 30,		Twelve Months Ended June 30,
	2013	2012	2013	2012	2013	2012
Net Income	$ 9,848	$10,479	$19,063	$20,390	$ 43,450	$ 48,972
Provision for Income Taxes	6,349	6,756	12,291	13,146	27,235	31,050
Interest	2,157	2,382	4,360	4,555	8,954	8,725
Income from Operations	18,354	19,617	35,714	38,091	79,639	88,747
Depreciation and Amortization	18,837	17,823	37,645	35,339	74,782	70,098
Non-Cash Stock-Based Compensation	1,129	1,083	2,255	2,077	4,018	5,171
Adjusted EBITDA [1]	$38,320	$38,523	$75,614	$75,507	$158,439	$164,016

Adjusted EBITDA Margin [2]	44%	46%	43%	46%	42%	46%

Reconciliation of Adjusted EBITDA to Net Cash Provided by Operating Activities

(dollar amounts in thousands)	Three Months Ended June 30,		Six Months Ended June 30,		Twelve Months Ended June 30,
	2013	2012	2013	2012	2013	2012
Adjusted EBITDA [1]	$38,320	$38,523	$75,614	$75,507	$158,439	$164,016
Interest Paid	(3,055)	(3,545)	(4,331)	(4,616)	(8,822)	(8,835)
Net Income Taxes Paid	(5,260)	(2,017)	(6,779)	(3,216)	(9,405)	(5,334)
Gain on Sale of Used Rental Equipment	(2,922)	(2,895)	(6,256)	(5,968)	(12,677)	(11,916)
Change in certain assets and liabilities:
Accounts Receivable, net	436	(1,449)	4,970	6,269	(1,174)	(7,572)
Prepaid Expenses and Other Assets	(5,696)	(5,333)	(168)	(9,489)	6,984	(3,894)
Accounts Payable and Other Liabilities	(2,498)	4,836	4,177	3,139	(2,679)	(1,064)
Deferred Income	5,294	1,658	(988)	3,647	(2,778)	(2,267)
Net Cash Provided by Operating Activities	$24,619	$29,778	$66,239	$65,273	$127,348	$123,134

1 Adjusted EBITDA is defined as net income before interest expense, provision for income taxes, depreciation, amortization, and non-cash stock-based compensation.
2 Adjusted EBITDA Margin is calculated as Adjusted EBITDA divided by total revenues for the period.
CONTACT: Keith E. Pratt
         Chief Financial Officer
         925 606 9200